Exhibit 99.1

Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Record Fiscal Year 2018 Financial Results and Reiterates Fiscal Year 2019 EPS Guidance
- Achieves Record Revenue in Fiscal Year 2018 of $129.4 Million, an increase of 7% Compared to Prior Year -

-Company Expects to Generate Fiscal Year 2019 Earnings Per Diluted Share in the Range $0.75 to $0.85-

- Oxnard Lemon and San Pablo Acquisition Integrations on Track -

- Company Reiterates and Expands Previous Fiscal Year 2019 Guidance Metrics -

Santa Paula, CA., January 14, 2019 - Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the fourth quarter and full fiscal year ended October 31, 2018.
Management Comments
Harold Edwards, President and Chief Executive Officer, stated, "We achieved record revenue and earnings in fiscal 2018, closed on two strategic acquisitions and improved our balance sheet with a successful equity offering. We expect the positive pricing environment for lemons experienced in 2018 to continue throughout fiscal 2019, along with increased production and operating efficiencies in all areas of our business.”

Mr. Edwards continued, "In fiscal 2019, we expect our two recent strategic acquisitions, San Pablo in Chile and Oxnard Lemon in California, to be meaningfully accretive and combined with other organic growth opportunities throughout our agribusiness, we believe we are well positioned to achieve record revenue, EBITDA and earnings. Looking beyond 2019, we have an additional 1,200 acres currently of non-bearing lemons that are estimated to become full-bearing over the next four years, which will enable us to achieve strong organic growth for many years to come. Lastly, the successful $69 million equity raise completed in 2018 will enable us to add to our organic growth with additional strategic acquisitions in the United States and throughout the world, driving our One World of Citrus™ platform.”

Alex Teague, Senior Vice President, stated, "The two strategic acquisitions completed in fiscal 2018 expand our global client reach and enable us to provide our customers a year-round supply of citrus. The leading global agribusiness platform we have built has us well positioned to expand our agribusiness for many years to come. In addition, our real estate development, Harvest at Limoneira has attracted two leading homebuilders to command the first phase of development and we expect to close on our first lot sales during the first quarter of calendar 2019.”
Fiscal Year 2018 Fourth Quarter Results
For the fourth quarter of fiscal year 2018, total net revenue was $14.7 million, compared to total net revenue of $15.9 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $13.5 million, compared to $14.6 million in the fourth quarter last year, primarily due to the delayed timing of the desert zone lemon harvest into the first quarter of fiscal year 2019 from persistent rains and a smaller than expected wine grape harvest yield in the quarter. Rental operations revenue was $1.2 million, compared to $1.3 million in the fourth quarter of last year. There were no real estate development revenues in the fourth quarter of fiscal year 2018 or 2017.

Agribusiness revenue for the fourth quarter of fiscal year 2018 includes $11.7 million in lemon sales, compared to $12.0 million of lemon sales during the same period of fiscal year 2017, with the decrease primarily the result of the aforementioned delay in the timing of the desert lemon harvest. Approximately 239,000 cartons of fresh lemons were sold during the fourth quarter of fiscal year 2018 at a $29.71 average price per carton compared to approximately 414,000 cartons sold at a $21.01 average price per carton during the fourth quarter of fiscal year 2017. As anticipated, the Company recognized minimal avocado revenue in the fourth quarter of fiscal year 2018, similar to the same period last year. The Company recognized $0.3 million of orange revenue in the fourth quarter of fiscal year 2018, compared to $0.6 million in the same period of fiscal year 2017, primarily attributable to lower prices of oranges sold, partially offset by higher volume compared to the same period in fiscal year 2017. Specialty citrus and other crop revenues were $1.4 million in the fourth quarter of fiscal year 2018, compared to $2.0 million in the fourth quarter of fiscal year 2017.
Total costs and expenses for the fourth quarter of fiscal year 2018 increased to $24.3 million, compared to $20.2 million in the fourth quarter of last fiscal year. The fourth quarter of fiscal year 2018 increase in operating expenses was primarily attributable to increases in agribusiness and real estate development costs and expenses. Costs associated with its agribusiness include packing costs, harvest costs, growing costs, costs related to the fruit procured and sold for third-party growers and depreciation expense. Real estate development expenses in the fourth quarter of fiscal year 2018 include $1.6 million of impairment charges on our Pacific Crest and Sevilla properties.
Operating loss for the fourth quarter of fiscal year 2018 was $9.6 million, compared to a loss of $4.3 million in the fourth quarter of the previous fiscal year. Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2018 was $3.4 million and compares to a net loss of $2.8 million in the fourth quarter of fiscal year 2017. Net loss per diluted share for the fourth quarter of fiscal year 2018 and 2017 was $0.19, based on approximately 17.5 million and 14.4 million, respectively weighted average diluted common shares outstanding versus the prior year. GAAP earnings include the following non-recurring items in fiscal year 2018:

•	Sale of Calavo Growers, Inc., stock for a $4.23 million gain or $0.18 per diluted share during the fourth quarter of fiscal year 2018.

•	Non-cash impairment of Santa Maria real estate assets for $1.56 million or $.07 per diluted share during fourth quarter of fiscal year 2018.
Excluding these non-recurring items, adjusted loss per share was $0.30 for the fourth quarter of fiscal year 2018 based on 17.5 million shares outstanding. Adjusted EBITDA was a loss of $1.2 million in the fourth quarter of fiscal year 2018 compared to a loss of $2.5 million in the same period of fiscal year 2017. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.
Fiscal Year 2018 Results
For the fiscal year ended October 31, 2018, revenue increased to $129.4 million, compared to $121.3 million for the fiscal year ended October 31, 2017. Operating income for the fiscal year 2018 was $9.5 million, compared to an operating income of $11.9 million for the fiscal year 2017. Net income applicable to common stock, after preferred dividends, was $19.7 million for the fiscal year 2018, compared to net income of $6.0 million for the fiscal year 2017. Net income per diluted share for the fiscal year 2018 was $1.25, compared to a net income per diluted share of $0.42 for the fiscal year 2017. GAAP earnings include the following non-recurring items in fiscal year 2018:

•
Due to the Tax Cuts and Jobs Act of 2017, the Company recognized a non-cash $10.3 million, or $0.63 per diluted share, one-time tax benefit associated with the decrease in its deferred tax liability during the first quarter of fiscal year 2018.

•	Sale of Calavo Growers, Inc. stock for a $4.23 million gain or $0.19 per diluted share during the fourth quarter of fiscal year 2018.

•	Non-cash impairment of Santa Maria real estate assets for $1.56 million or $.07 per diluted share during fourth quarter of fiscal year 2018.
Excluding these three non-recurring items, adjusted earnings per share was $0.50 for fiscal year 2018 based on 16.2 million shares outstanding and adjusted EBITDA for the fiscal year 2018 was $23.4 million, $19.0 million in the same period last year. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.
Balance Sheet and Liquidity
In June 2018, the Company completed a public offering of 3,136,362 shares of its common stock at a offering price of $22.00 per share, for total gross proceeds of approximately $69.0 million. In June and July 2018, the Company used the offering proceeds to purchase San Pablo ranch and Oxnard Lemon’s packinghouse, related land and certain other assets, and pay down debt.
During fiscal year ended October 31, 2018, net cash provided by operating activities was $18.4 million, compared to $18.5 million in the prior year. Net cash used in investing activities was $50.8 million, compared to $26.4 million in the prior year. The increase was primarily due to the San Pablo and Oxnard Lemon acquisitions. The Company contributed $3.5 million to the East Area 1 real estate development joint venture in the fiscal year 2018, which compares to a $7.5 million contribution made to the joint venture in fiscal year 2017. Net cash provided by financing activities was $32.5 million in the fiscal year ended October 31, 2018, compared to $8.4 million used in the same period past year.
Long-term debt as of October 31, 2018 was $76.9 million, compared to $102.1 million at the end of fiscal 2017.
Recent Strategic Acquisitions
In July 2018, the Company completed the acquisition of San Pablo ranch and related assets in La Serena, Chile, for $13.1 million. The San Pablo ranch consists of 3,317 acres on two parcels, including 247 acres producing lemons, 61 acres producing oranges, the opportunity to immediately plant 120 acres for lemon production, as well as the potential for approximately 500 acres of avocado production.
Also in July 2018, the Company entered into an agreement to purchase a packinghouse, related land and certain other assets of Oxnard Lemon for $25.0 million. This acquisition expands Limoneira’s packing capabilities and ensures Limoneira will now be a leading provider of organic lemons for the first time. Pursuant to the agreement, we acquired certain tangible assets of Oxnard Lemon, including a packinghouse and related land for a purchase price of $24.7 million on July 27, 2018. On October 31, 2018, the Company closed on the purchase and sale of the intangible assets of Oxnard Lemon, including tradenames and copyrights, at which point an additional $0.3 million in purchase price was paid.
Real Estate Development
On November 10, 2015, the Company entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project. The first phase of the project broke ground to commence mass grading on November 8, 2017. In October 2018, the Company announced that it is partnering with two of the United States leading homebuilders, Lennar and KB Home, to be primary builders for the first 180 homes in the initial 632 residential units of the Company’s Harvest at Limoneira project. Phase one sales began in October 2018 and lot closings are anticipated during the first calendar quarter of 2019.
Fiscal Year 2019 Outlook
The Company is reiterating and expanding on its previously announced fiscal year 2019 guidance.

•
The Company expects to sell between 5.0 and 5.3 million cartons of fresh lemons at an average price of approximately $27.00 and expects to sell approximately 1.7 to 2.0 million pounds of avocados at approximately $1.20 per pound.

•
Due to excessive heat in the summer of 2018, the Company expects minimal revenue from avocados in fiscal 2019. Offsetting this temporary event will be the benefit of crop insurance for approximately $2.5 million calculated on actual avocado harvest in fiscal 2019.

•	The Company expects operating income for fiscal year 2019 to be approximately $20.0 million to $23.0 million compared to operating income of $9.5 million for fiscal year 2018.

•
Fiscal year 2019 EBITDA is expected to be in the range of $28.0 million to $32.0 million. The Company expects fiscal year 2019 earnings per diluted share to be in the range of $0.75 to $0.85 with an estimated 18.4 million diluted shares outstanding. EPS guidance for fiscal year 2019 excludes the potential impact of mark to market changes in the value of its 250,000 shares of Calavo Growers. Beginning in fiscal year 2019, the Company will be required to measure the changes in fair value of this investment on its income statement.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.
Longer-Term Growth Pipeline
Fiscal year 2019 outlook estimates do not include potential results from the Harvest at Limoneira project. Phase 1 site improvements are under-way and the joint venture has received lot deposits from national homebuilders. The joint venture is expected to close on lot sales during the first quarter of calendar year 2019.

In addition, the Company anticipates approximately $0.14 to $0.18 per share fiscal year 2019 accretion from the recent acquisitions.

Looking beyond 2019, the Company has an additional 1,200 acres currently of non-bearing lemons that are estimated to become full-bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects the first 300 of the 1,200 acres to become full-bearing in fiscal 2020. Beyond these 1,200 acres, Limoneira currently intends to plant an additional 500 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its 2018 level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.
Conference Call Information
The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 289-0438 from the U.S. International callers can dial (323) 794-2423. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, January 28, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 4075442.
About Limoneira Company
Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lç mon´âra) is a dedicated sustainability company with 14,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.
Forward-Looking Statements
This press release contains forward-looking statements, including guidance for fiscal year 2018 and 2019, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.
Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Fiscal Year 2019 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA is summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

EBITDA and adjusted EBITDA is summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2018	2017	2018	2017
Net (loss) attributable to Limoneira Company	$(3,237)	$(2,650)	$20,188	$6,595
Interest expense, net	68	406	1,122	1,778
Income tax (benefit) provision	(1,636)	(1,858)	(6,729)	4,077
Depreciation and amortization	2,065	1,643	7,275	6,467
EBITDA	$(2,740)	$(2,459)	$21,856	$18,917
Impairments of real estate development assets	1,558	—	1,558	120
Adjusted EBITDA	$(1,182)	$(2,459)	$23,414	$19,037

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	October 31, 2018	October 31, 2017
Assets
Current assets:
Cash	$609	$492
Accounts receivable, net	14,116	10,953
Cultural costs	5,413	4,124
Prepaid expenses and other current assets	10,528	6,981
Income taxes receivable	378	570
Total current assets	31,044	23,120

Property, plant and equipment, net	225,681	188,225
Real estate development	107,162	81,082
Equity in investments	18,698	14,061
Investment in Calavo Growers, Inc.	24,250	22,110
Other assets	14,504	10,433
Total Assets	$421,339	$339,031

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,134	$6,311
Growers payable	10,089	8,828
Accrued liabilities	7,724	5,177
Fair value of derivative instrument	—	268
Current portion of long-term debt	3,127	3,030
Total current liabilities	27,074	23,614
Long-term liabilities:
Long-term debt, less current portion	76,966	102,083
Deferred income taxes	25,372	31,415
Other long-term liabilities	3,647	3,920
Sale-leaseback deferral	58,330	30,396
Total liabilities	191,389	191,428

Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at October 31, 2018 and 2017) (8.75% coupon rate)	1,479	1,479

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2018 and 2017) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2018 and 2017)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,647,135 and 14,405,031 shares issued and outstanding at October 31, 2018 and 2017, respectively)	176	144
Additional paid-in capital	159,071	94,294
Retained earnings	50,354	34,692
Accumulated other comprehensive income	8,965	7,076
Noncontrolling interest	574	587
Total stockholders' equity	219,140	136,793
Total Liabilities and Stockholders' Equity	$421,339	$339,031

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2018	2017	2018	2017
Net revenues:
Agribusiness	$13,469	$14,633	$124,344	$115,869
Rental operations	1,245	1,296	5,048	5,440
Real estate development	—	—	—	—
Total net revenues	14,714	15,929	129,392	121,309
Costs and expenses:	—
Agribusiness	17,140	15,341	98,083	91,162
Rental operations	1,040	998	4,085	3,932
Real estate development	33	113	127	285
Impairments of real estate development assets	1,558	—	1,558	120
Selling, general and administrative	4,524	3,755	16,053	13,947
Total costs and expenses	24,295	20,207	119,906	109,446
Operating (loss) income	(9,581)	(4,278)	9,486	11,863
Other income (expense):
Interest expense, net	(68)	(406)	(1,122)	(1,778)
Equity in earnings of investments	543	40	583	49
Gain on sale of stock in Calavo Growers, Inc.	4,223	—	4,223	—
Other income, net	30	128	313	492
Total other income (expense)	4,728	(238)	3,997	(1,237)

(Loss) income before income tax benefit (provision)	(4,853)	(4,516)	13,483	10,626

Income tax benefit (provision)	1,636	1,858	6,729	(4,077)
Net (loss) income	(3,217)	(2,658)	20,212	6,549
(Income) loss attributable to noncontrolling interest	(20)	8	(24)	46
Net (loss) income attributable to Limoneira Company	(3,237)	(2,650)	20,188	6,595
Preferred dividends	(125)	(125)	(501)	(560)
Net (loss) income applicable to common stock	$(3,362)	$(2,775)	$19,687	$6,035

Basic net (loss) income per common share	$(0.19)	$(0.19)	$1.26	$0.42

Diluted net (loss) income per common share	$(0.19)	$(0.19)	$1.25	$0.42

Dividends per common share	$0.06	$0.06	$0.25	$0.22

Weighted-average common shares outstanding-basic	17,528,000	14,405,000	15,581,000	14,315,000
Weighted-average common shares outstanding-diluted	17,528,000	14,405,000	16,209,000	14,315,000